EXHIBIT 10.6

                                LICENSE AGREEMENT

         This License Agreement ("AGREEMENT") is made and entered into effective as of the 7th day of October, 1999, ("EFFECTIVE DATE") by and between RE-TRACK USA, INC., a Delaware corporation ("LICENSOR"), and P. ROWAN SMITH, JR., an individual, or his designee ("LICENSEE").

                                   WITNESSETH:

         WHEREAS, Licensor is the owner by assignment and otherwise of all right, title and interest in and to those certain patent rights (defined below) covering improvements in disposable retractable hypodermic syringes (more particularly described below); and

         WHEREAS, Licensee desires to obtain an exclusive license of such patent rights from Licensor to manufacture, produce, use, market, promote, transport, distribute and sell disposable retractable hypodermic syringes containing improvements covered by such patent rights; and

         WHEREAS, Licensor agrees to grant Licensee an exclusive license of such patent rights for the stated purposes to Licensee on the terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged and confessed, Licensor and Licensee agree as follows:

         1. DEFINITIONS. As used herein, the term:

                  (a) "GEOGRAPHIC TERRITORIES" shall mean the following named sovereignties, kingdoms, nations or territories within the identified Continent or geographic region:

                           (i) AFRICA: All nations, emirates, protectorates,
territories and/or sovereignties located within the continent of Africa.

                           (ii) ASIA: China, India and Pakistan;

                           (iii) EUROPE: Denmark, Finland, Norway and Sweden;

                           (iv) MIDDLE EAST: Israel, Iran, Iraq, Jordan, Oman,
Saudi Arabia, Syria, Turkey, the United Arab Emirates and Yemen;

                           (v) NORTH AMERICA, CENTRAL AMERICA, SOUTH AMERICA:
Argentina, Bolivia, Brazil, Chile, Columbia, Equador, French Guyana, the Falkland Islands, Guyana, Mexico, Paraguay, Peru, Suriname, Uruguay and Venezuela;


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                  (b) "RETRACTABLE SYRINGE(S)" shall mean a disposable
hypodermic medical syringe which contains a retractable hypodermic needle and is the subject of the patent rights defined below.

                  (c) "PATENT RIGHTS" shall mean:

                           (i) United States Patent Nos.: (a) 4,790,822; (b)
4,950,251; (c) 5,152,750; (d) 5,342,323; (e) 5,453,093; and (f) those foreign
Letters Patent and Applications for foreign Letters Patent identified on EXHIBIT A attached hereto and incorporated herein by reference for all purposes assigned to Licensor and all other Letters Patent owned by Licensor or under which Licensor now has or at any time may have the right to grant licenses, which are related to the Retractable Syringes or derived from the technology described in the aforementioned Letters Patent;

                           (ii) All Letters Patent owned by Licensor, or under
which Licensor now has or at any time may have the right to grant licenses, which correspond to the foregoing international or United States Letters Patent;

                           (iii) All patent applications and resulting patents
filed or to be filed by Licensor claiming priority from or based on the aforesaid international or United States Letters Patent;

                           (iv) All divisions, reissues, and extensions of the
items listed in Section 1.(c)(i), (ii) and (iii) above now or subsequently owned by Licensor or under which Licensor now has or may subsequently have the right to grant licenses; and

                           (v) All additions, modifications and advances made to
the patents described in Section 1.(c)(i) above.

                  (d) "NET SELLING PRICE" shall mean Licensee's gross selling price for Retractable Syringes in their fully assembled form less any of the following:

                           (i) All sales or excise taxes paid directly or
indirectly by Licensee;

                           (ii) All shipping costs separately itemized by
Licensee;

                           (iii) All normal and customary trade discounts,
returns and allowances; and

                           (iv) The sales price for Retractable Syringes paid by
Licensor to Licensee pursuant to Section 6 of this Agreement.

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

         2. GRANT. Upon the terms, royalty payments and conditions set forth herein, Licensor agrees to GRANT, DELIVER and CONVEY to Licensee and hereby does GRANT, DELIVER and CONVEY to Licensee an exclusive license to and under the Patent Rights to manufacture, produce, use, market, promote, transport, distribute and sell Retractable Syringes containing improvements covered by the Patent Rights throughout the Geographic Territories.

         3. TECHNICAL DATA, INFORMATION AND OTHER MATERIALS. Licensor, at its sole cost and expense, shall provide, or cause to be provided, to Licensee all technical data, information and other materials associated with the Patent Rights or appurtenant thereto in Licensor's possession or control that may be necessary or required by Licensee in order to manufacture, produce, use, market, promote, transport, distribute and sell Retractable Syringes as contemplated by this Agreement. Additionally, Licensor shall make available and deliver to Licensee all modifications, enhancements and improvements of and to the Patent Rights made or caused to be made by Licensor prior to or after the execution of this Agreement.

         4. ROYALTY. Licensee agrees to pay Licensor a royalty (the "10% ROYALTY") equal to ten percent (10%) of the Net Selling Price of each Retractable Syringe which is manufactured, assembled and sold anywhere in the Geographic Territories by or for Licensee. It is understood and agreed that Licensee shall pay the 10% Royalty for each Retractable Syringe sold by or for Licensee, either alone or incorporated into subassemblies or finished products. The 10% Royalty shall accrue when a Retractable Syringe (in whatever form) is actually sold by Licensee. A Retractable Syringe is deemed sold at the time that the invoice therefor is paid fully to Licensee.

                  During the first five (5) years of the Primary Term (as defined below) the 10% Royalty shall be payable in arrears by Licensee to Licensor annually and shall be due within sixty (60) days after the expiration of each consecutive twelve (12) month period following the Effective Date for which annual period such 10% Royalty is owed. Thereafter (and during any applicable renewal period) the 10% Royalty shall be payable in arrears by Licensee to Licensor semi-annually and shall be due within sixty (60) days after the expiration of each six (6) month period thereafter. Within sixty (60) days of the end of each respective and applicable accounting period throughout the Primary Term of this Agreement (and any applicable renewal period), Licensee shall furnish Licensor with a written statement, certified by a duly authorized representative of Licensee, stating the value of the Retractable Syringes sold in the preceding accounting period and setting forth the essential information concerning the sales by Licensee of all Retractable Syringes subject to the 10% Royalty and upon which the 10% Royalty is calculated. Such information shall include the Net Selling Price of each Retractable Syringe licensed hereunder, the quantity of Retractable Syringes sold, the form of the Retractable Syringes sold, the place of manufacture of the Retractable Syringes sold, and all other facts necessary to facilitate verification of the calculation of the 10% Royalty and the identification of Retractable Syringes for which such royalties have been paid by Licensee. Payment of the 10% Royalty shall accompany each such statement.

                  Licensee agrees that it will at all times keep complete, true and correct books of account containing a current record of sales and other data in sufficient detail to enable the 10% Royalty payable under this Agreement to be computed and verified. Licensee further agrees to permit an independent certified public accountant, acceptable to Licensee, at Licensor's sole cost, to have access for inspection of said books of account at Licensee's principal place of business and at reasonable intervals during business hours.

                  The 10% Royalty due hereunder shall be paid in United States Dollars. All royalties for an accounting period computed in other currencies shall be converted into United States Dollars at the buying rate for the transfer of such other currencies to United States Dollars as quoted by the Chase Manhattan Bank on the last day of such accounting period, or the business day thereafter if such last day shall be a Sunday or a holiday.

                  In the event any national government imposes any taxes on any part of the payments required hereunder by Licensee to Licensor and requests Licensee to withhold taxes from such payment, Licensee may deduct such taxes from such payments. Tax receipts indicating payments or withholding of taxes on behalf of Licensor shall be promptly submitted to Licensor. Licensee shall cooperate with Licensor in a determination of the propriety of imposition of any such tax.

                  In the event any national government imposes any exchange restriction prohibiting payments as required under this Agreement, an account in the name of Licensor shall be established in a financial institution of Licensor's choice in the country of such national government and all monies due Licensor shall be paid into such account, or at Licensor's election, payment shall be made to any account designated by Licensor that complies with such restriction.

         5. MARKING. Licensor agrees that Licensee shall have no obligation to mark the Retractable Syringes in any manner which would indicate the nature of the relationship between Licensee and Licensor created by this Agreement or identifying Licensor, or any of its successors, as the registered owner of the Patent Rights.

         6. LICENSOR'S RIGHT TO PURCHASE RETRACTABLE SYRINGES. Licensor may, at its option, purchase from Licensee up to ten percent (10%) of all Retractable Syringes which are manufactured annually by Licensee, on a non-cumulative basis, at the actual cost incurred by Licensee to manufacture the Retractable Syringes plus seven percent (7%) of such cost together with (a) all sales or similar tax applicable thereto, (b) all special cost to package the Retractable Syringes according to Licensor's specifications, and (c) all freight and shipment charges. Licensor's rights granted under this Section 6 are non-transferable, directly or indirectly, without the Licensee's prior written consent, and Licensor covenants and agrees not to market, sell or distribute the Retractable Syringes purchased from Licensee anywhere within the Geographic Territories. Notwithstanding anything in this Agreement to the contrary, all proceeds from the sale of Retractable Syringes to Licensor in accordance with this Section 6 shall be excluded from the calculation of the 10% Royalty otherwise payable to Licensor by Licensee pursuant to Section 4 of this Agreement.

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

         7. DURATION AND TERM OF AGREEMENT. Unless otherwise terminated as hereinafter set forth, this Agreement and the licenses under Patent Rights shall continue in full force and effect for a period often (10) years following the Effective Date this Agreement. If Licensee shall at any time default in rendering any of the statements required hereunder, in the payment of any monies due hereunder, or in fulfilling any of the other obligations hereof, and such default shall not be cured within thirty (30) days after written notice thereof is given by Licensor to Licensee, Licensor shall have the right to terminate this Agreement by giving written notice of termination to Licensee; this Agreement thereby being terminated fifteen (15) days after such notice of termination is mailed by Licensor. If Licensor shall at any time default in fulfilling any of its obligations herein and such default shall not be cured within thirty (30) days after written notice thereof is given by Licensee to Licensor, Licensee shall have the fight to terminate this Agreement by giving written notice of termination to Licensor; this Agreement thereby being terminated fifteen (15) days after such notice of termination is mailed by Licensee. The waiver of any default under this Agreement by either party shall not constitute a waiver of the right to terminate this Agreement for any subsequent or like default, and the exercise of the fight of termination shall not impose any liability by reason of termination nor have the effect of waiving any damages to which the terminating party might otherwise be entitled.

                  In addition to the foregoing, Licensor shall have the right to terminate this Agreement by giving written notice of termination to Licensee in the event of the occurrence of any one of the following, such termination being effective upon the earlier of Licensee's receipt of such notice or five (5) days after such notice is mailed to Licensee: (i) the liquidation of Licensee; (ii) the insolvency or bankruptcy of Licensee, whether voluntary or involuntary; or
(iii) the appointment of a trustee or receiver for the benefit of Licensee.

                  Notwithstanding any provision of this Agreement to the contrary, Licensee may, with or without cause, terminate this Agreement upon thirty (30) days prior written notice of termination to Licensor.

                  Termination of this Agreement for any cause whatsoever, shall in no manner interfere with, affect or prevent the collection by Licensor of the 10% Royalty which may have accrued and be due to Licensor under the terms of this Agreement. Upon termination of this Agreement for any reason, Licensee's payment of the 10% Royalty required by Section 4, if any, but not yet due and required by Section 4 to be paid shall be made on or before the next succeeding regularly scheduled accounting and payment date as provided in Section 4 of this Agreement as though termination of this Agreement had not occurred.

         8. LICENSEE'S OPTION TO RENEW AND RENEWAL FEE. Licensor grants to Licensee an option to renew and extend the term of this Agreement for additional one (1) year periods (singularly, the "RENEWAL PERIOD") perpetually and continuously on an annual basis commencing on the expiration of the Primary Term and each succeeding Renewal Period thereafter so long as Licensee is not in default of its obligations under this Agreement at the time of the exercise by Licensee of the relevant renewal option. Each Renewal Period shall be on the terms and conditions of this Agreement in all respects. Licensee's renewal option shall be exercisable by Licensee's by providing Licensor written notice of Licensee's intent to exercise the renewal option at least thirty (30) days prior to the expiration of the Primary Term or any subsequent Renewal Period and concurrently therewith paying Licensor a renewal fee of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00). If Licensee fails to timely exercise its option to renew and extend the term of this Agreement this Agreement will terminate on the expiry date of the then current term.

         9. LICENSOR'S REPRESENTATIONS AND WARRANTIES. Licensor, as a material consideration and in order to induce Licensee to enter into this Agreement hereby certifies, represents and warrants to Licensee as of the Effective Date as follows:

                  (a) TITLE. Licensor is the lawful owner of the Patent Rights and has good, indefeasible title to the Patent Rights free and clear of all liens, encumbrances, leases, licenses and agreements of any kind and owns all rights and interests appurtenant to the Patent Rights including, without limitation, any trademark rights of any kind relating to the Patent Rights or any derivative thereof (whether filed of public record or acquired by prior usage) in accordance with any state or federal statute or common law;

                  (b) LICENSOR'S AUTHORITY. The license of the Patent Rights, and all rights and interests appurtenant thereto, to Licensee has been duly authorized by requisite corporate action and is enforceable and binding against Licensor in all respects; the execution and delivery of this Agreement does not constitute a violation or breach by Licensor of any provision of any agreement or other instrument to which Licensor is a party or to which Licensor may be subject although not a party, or will result in or constitute a violation or breach of any judgment, order, writ, junction or decree issued against or binding upon Licensor or the Patent Rights;

                  (c) NO COMPETING RIGHTS. No person, firm or entity, other than Licensee has any right to license, purchase, or otherwise acquire or possess the Patent Rights from Licensor. Licensor further warrants and represents that the Retractable Syringes and parts and subassemblies thereof may be manufactured, produced, used, marketed, promoted, transported, distributed and sold by Licensee throughout the Geographic Territories as contemplated by this Agreement free of patent rights or proprietary rights of others;

                  (d) NO PENDING PROCEEDINGS. There is no action, suit, proceeding or claim affecting the Patent Rights, or any rights or interests appurtenant thereto, nor affecting Licensor and relating to the ownership, use or enjoyment of the Patent Rights pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental entity nor is any such action, suit, proceeding or claim threatened or asserted; and

                  (e) PRESERVATION OF PATENT RIGHTS. Licensor has, prior to and through the Effective Date, secured, preserved and maintained the Patent Rights, including all registrations and qualifications that are necessary and proper or otherwise are required by law, to prevent the use of the Patent Rights by third parties or the infringement of the Patent Rights by third parties, or the forfeiture of the Patent Rights.

         10. PROTECTION OF PATENT RIGHTS. Throughout the Primary Term and any Renewal Period, Licensor will apply for, perfect, obtain and/or otherwise refile, in all applicable jurisdictions, for all patents, modifications, enhancements, improvements, and other related intangible rights with respect to the Patent Rights and the Retractable Syringe technology, and will authorize and empower Licensee, or its designee, to do so on its behalf and to take such other and further action that may be necessary or desirable to apply for, perfect, obtain and/or otherwise refile the same PROVIDED Licensee shall not be obligated to incur or pay for any filing fees and/or related charges in connection with such action in excess of SIX THOUSAND AND NO/100 DOLLARS ($6,000) in the aggregate. Licensor agrees to cooperate with Licensee and to take all reasonable steps necessary to prevent the infringement or suspected infringement of the Patent Rights by any third party. In furtherance thereof, Licensee shall have the right, in its sole discretion, to commence and prosecute with reasonable diligence causes of action, whether at law or equity, against third parties for infringement of the Patent Rights in its own name and in the name of Licensor, and Licensor agrees to assist and cooperate fully with Licensee as Licensee may reasonably request in connection with the prosecution of any such cause of action. It is further understood and agreed by Licensor and Licensee that Licensee shall be entitled to all damages, proceeds or recoveries resulting from such causes of action.

         11. INDEMNITY. Licensor hereby agrees for itself and its successors and assigns to indemnify, defend and hold harmless Licensee and Licensee's shareholders, directors, officers, employees, agents, representatives, successors, and assigns (collectively, "LICENSEE INDEMNIFIED PARTIES") from and against any and all Claims (as herein defined) and Losses (as herein defined) which the Licensee Indemnified Parties may suffer or incur as a result of or in consequence of any claim of patent or other proprietary right infringement upon the manufacture, production, use, marketing, promotion, transportation, distribution and sale of Retractable Syringes by the Licensee Indemnified Parties or the exercise of any other license right provided herein by the Licensee Indemnified Parties and/or any alleged, purported or actual fraud or other defalcation committed by Licensor with respect to any patent or other proprietary right licensed hereunder to Licensee. For purposes hereof, the term "CLAIMS" shall mean all claims, lawsuits, arbitrations, mediations, actions, causes of action, and other legal actions and proceedings of whatever nature brought against the Licensee Indemnified Parties based upon, in whole or in part, any claim of patent or other proprietary right infringement upon the manufacture, production, use, marketing, promotion, transportation, distribution and sale of Retractable Syringes by the Licensee Indemnified Parties or the exercise of any other license right provided herein by the Licensee Indemnified Parties; and/or any alleged, purported or actual fraud or other defalcation committed by Licensor with respect to any patent or other proprietary right licensed hereunder to Licensee. For purposes hereof, the term "LOSSES" shall mean all losses, costs, damages, expenses, judgments, and liabilities of whatever nature directly or indirectly resulting from, arising out of, or relating to the Claims, including, without limitation, attorney's fees, charges and expenses, expert witness fees, charges and expenses, stenographer's fees, charges and expenses, and all other fees, costs and expenses which the Licensee indemnified Parties reasonably deems necessary to defend itself against the Claims.

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                  Licensor shall have the right to control the settlement of the
Claims if each of the following conditions are satisfied by Licensor: (a) the full amount of any monetary settlement will be paid by Licensor; (b) a take nothing judgment, or a non-suit, or a dismissal with prejudice is entered with respect to Licensee; and (c) Licensee receives, as part of the settlement, a release which is in form and substance reasonably satisfactory to Licensee, providing that the Claims are fully settled and that Licensee is fully released from any and all obligations or liabilities Licensee may have with respect to the Claims.

                  Licensor covenants and agrees to reimburse Licensee within ten
(10) days of Licensor's receipt of written demand for all reasonable fees, charges and expenses paid or payable by Licensee in connection with the defense, satisfaction or settlement of the Claims. Licensee shall not settle or admit liability to any Claims without the prior written consent of Licensor unless Licensee elects to waive its rights to indemnity hereunder with respect to such Claims or unless Licensor shall be in default of Licensor's obligations to Licensee hereunder.

                  Any and all sums payable by Licensor to Licensee by virtue of the indemnification in this Section 11 shall be paid to Licensee by certified or cashier's check within ten (10) days of Licensor's receipt of written demand therefor specifying in reasonable detail the sums so payable to Licensee.

         12. COMPETITION BY LICENSOR PROHIBITED. During the term of this Agreement Licensor agrees not to engage directly or indirectly, whether as a partner, owner, shareholder, director, or employee, in the manufacture, production, use, marketing, promotion, transportation, distribution or sales of any product in the Geographic Territories which contains improvements covered by the Patent Rights or otherwise competes with any of Licensee's rights under this Agreement. Licensor and Licensee acknowledge that the provisions of this Section 12 are reasonable in view of the consideration to be paid by Licensee pursuant to this Agreement and the investment made and to be made by Licensee in the business which is associated with the Retractable Syringes.

         13. CONFIDENTIALITY. Licensor and Licensee agree to maintain in strict confidence all written or recorded information which is disclosed by one party to the other in connection with this Agreement and specifically identified by such party as being confidential ("CONFIDENTIAL INFORMATION"). Licensor and Licensee shall not sell, transfer, publish, disclose, display or otherwise make available such Confidential Information, or any part thereof, to any third party without the express prior written consent of the other party. Licensor and Licensee agree to secure and protect the Confidential Information in a manner consistent with the requirements of this Agreement and to take appropriate action by instruction or agreement with each party's respective employees or consultants who are permitted access to the Confidential Information to satisfy the obligations hereunder. Licensor and Licensee each acknowledges that the other party will be irreparably harmed if the provisions of this Section 13 are breached or violated by the other party and that neither party would have an adequate remedy at law in the event of an actual or threatened violation by the other party of its obligations herein. Therefore, Licensor and Licensee does each agree and consent that the other party shall be entitled to an injunction

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or any appropriate decree of specific performance for any actual or threatened violation or breach of the provisions of this Section 13 by Licensor or Licensee or their respective employees or agents without the necessity of showing actual damages or that monetary damages would not afford and adequate remedy. The foregoing remedy shall be in addition to any other remedy available at law or in equity. It is understood and agreed by the parties hereto that the provisions of this Section 13 shall not preclude disclosure by either party as may be reasonably necessary: (i) to fulfill the purpose of the license granted herein,
(ii) to enforce such party's rights under this Agreement, or (iii) to comply with a subpoena or other order of a court, provided however that the disclosing party shall give the other party prompt notice of such subpoena or order and an opportunity to contest the same.

         14. ASSIGNMENT BY LICENSEE NOT PROHIBITED. Notwithstanding anything in this Agreement to the contrary, Licensee may assign, convey or otherwise transfer its rights or interests in this Agreement and licensed use of the Patent Rights as provided herein, or any portion thereof, to any third party upon obtaining the written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. For the remainder of the Primary Term only, Licensor shall continue to be entitled to receive from Licensee the 10% Royalty following any such transfer but shall not be entitled to any additional royalty by reason of any such transfer by Licensee. As additional consideration for Licensee's fight to assign or otherwise transfer its rights or interests in this Agreement as provided herein, at the time of such transfer Licensee shall pay to Licensor twenty percent (20%) of all front-end fees paid by such transferee to Licensee related to such transfer.

         15. ARBITRATION. Any dispute, controversy or difference which may arise between the parties out or in connection with this Agreement or for the breach thereof may, by written agreement and consent of the parties, be submitted to and resolved by arbitration in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. In accordance with the written agreement of the parties executed prior to initiating any such arbitration proceedings, the arbitration decision obtained may be final, binding and conclusive against the parties in all respects, and judgment upon such decision may be entered in any federal or state court of competent jurisdiction. The parties shall share equally the fees, expenses and charges of the arbitration, and each of them shall bear and pay its own attorney's fees incurred in connection therewith except as otherwise provided herein.

         16. REMEDIES. Should Licensor default in the performance of, or otherwise breach, its covenants, agreements, representations, warranties, and other obligations provided herein, Licensee shall be entitled to exercise and enforce all legal and/or equitable remedies that are available to Licensee by reason of such breach or default, and the election and pursuit by Licensee of any legal and/or equitable remedies, including, without limitation, specific performance, shall not preclude Licensee from the election and pursuit of any other remedies, whether set forth in this Agreement or authorized by law or equity, notwithstanding any other provision set forth in this Agreement. Licensor acknowledges that money damages would not be sufficient remedy for any breach of Sections 2, 3, 12 and 13 of this Agreement by Licensor, and Licensee

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

shall be entitled to enforce the provisions of such Sections by terminating any payments then owing to Licensor under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach by Licensor. Such remedies shall not be deemed the exclusive remedies for a breach of such Sections, but shall be in addition to all remedies available at law or in equity to Licensee. It is specially understood, agreed and stipulated by Licensor that Licensee shall not be required or otherwise obligated to post or deposit any bond, surety or other similar undertaking as a requirement for the enforcement of any remedies against Licensor, and in the event a court of competent jurisdiction should require a bond, surety or other similar undertaking as a condition to the enforcement of any remedies against Licensor, Licensor further agrees and stipulates that the amount thereof shall not exceed ONE THOUSAND AND NO/100 DOLLARS ($1,000).

         17. NON-WAIVER OF REMEDIES. The failure of any party at any time or times to require performance by the other party of any provision hereof shall in no manner affect the fight of such party thereafter to enforce the same, and the waiver by any party of any breach of any provision hereof shall never be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         18. INDEPENDENT PARTIES. Nothing in this Agreement shall be deemed or construed to constitute or create between Licensor and Licensee a partnership, joint venture, or agency. This Agreement shall not cause Licensor to be the legal representative or agent of Licensee, nor Licensee to be the legal representative of or agent of Licensor. Except as expressly provided in this Agreement, neither Licensor nor Licensee shall have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of another party.

         19. NOTICES. All notices, requests, demands and other communications under this Agreement or in connection therewith shall be given to or be made upon the respective parties at the following addresses:

                  To Licensee:
                                    Re-Track International, Inc.
                                    c/o Mr. P. Rowan Smith, Jr.
                                    16420 Park Ten Place, Suite 220
                                    Houston, Texas 77084
                  To Licensor:
                                    Re-Track USA, Inc.
                                    22 South Main Street
                                    New City, New York 10956
                                    Attn: Mr. Martin Kelly

         All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, shall be delivered by certified or registered mail, return receipt requested, and shall be deemed to have been given when deposited postage prepaid, with the United States Postal Service addressed as specified above. Either party hereto may change its address for Notice specified above by giving the other party ten
(10) days advance written notice of such change of address.

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

         20. SEVERABILITY. In the event that any of the provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement and same shall be construed as if such invalid or unenforceable provision had never been a part hereof.

         21. GOVERNING LAW. Licensor and Licensee each does hereby acknowledge and stipulate that all negotiations and discussions pertaining to the subject matter of this Agreement occurred in Houston, Harris County, Texas; each does hereby acknowledge and stipulate that this Agreement has been executed and delivered in the State of Texas and such execution and delivery shall be deemed to be the transaction of business within the State of Texas; and each does hereby covenant and agree that this Agreement shall be governed by the laws of the State of Texas, and the rights and obligations of the parties thereto shall be construed and interpreted in accordance with the laws of the State of Texas.

         22. JURISDICTION AND VENUE. Licensor and Licensee each does hereby covenant and agree that jurisdiction and venue with respect to all actions and proceedings instituted by either party to enforce this Agreement, or to otherwise seek a declaration of rights under this Agreement, shall be in Harris County, Texas, and any lawsuit filed and prosecuted in connection therewith shall be exclusively in any State District Court of Harris County, Texas, or in any United States District Court for the Southern District of Texas, Houston Division. In the event any dispute or controversy arises between the parties out of this Agreement, Licensor irrevocably appoints, authorizes and empowers the Secretary of the State of Texas to act and serve as its agent for service of process and citation with respect to any actions or proceedings filed by Licensee against Licensor. Licensor unconditionally agrees that Licensee may serve any judicial process or citation against Licensor in connection with such actions or proceedings by delivering the same to the Secretary of the State of Texas, in accordance with Tex. Civ. Prac. & Rem. Code Ann. ss. 17.041 ET SEQ. (Vernon 1986), and requesting that such process or citation be forwarded to Licensor by registered mail at the address provided herein. Licensor stipulates, acknowledges and agrees that the method of service provided herein is reasonably calculated, under all of the circumstances, to give actual notice of the proceedings to Licensor in time to answer and defend.

         23. PARTIES BOUND. This Agreement and the provisions herein contained shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

         24. MODIFICATION AND AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

         25. ATTORNEYS' FEES. In the event it becomes necessary for either party hereto to file a suit to enforce this Agreement or any provisions contained herein, the party prevailing in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney's fees incurred in such suit.

         26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

         EXECUTED as of the Effective Date.
                                    LICENSOR:
                                    ---------

                                    RE-TRACK USA, INC.,
                                    A DELAWARE CORPORATION



                                    By: /S/ Martin Kelly
                                        ----------------------------------------
                                    Name:  Martin Kelly
                                          --------------------------------------
                                    Title: President
                                           -------------------------------------


                                    LICENSEE:

                                    P. ROWAN SMITH, JR.



                                    By: /S/ P. ROWAN SMITH
                                       -----------------------------------------
                                    Name: P. ROWAN SMITH
                                         ---------------------------------------
                                    Title:
                                           -------------------------------------

                                    EXHIBIT A
                                    ---------

COUNTRY                                      PATENT NO ./APPLICATION NO.
-------                                      ---------------------------
Australia                                    Patent No. 657,885

Belgium                                      Patent No. 0 388 137

Canada                                       Application No. 2,032,730-8

Europe                                       Application No. 92 91 1991.5
        (Austria, Belgium, France,
        Germany, Italy, Liechtenstein,
        Luxembourg, Netherlands, Portugal,
        Spain, Sweden, Switzerland, and
        United Kingdom)

France                                       Patent No. 0 388 137

Germany                                      Patent No. 690 09 248.2-08

Great Britain                                Patent No. 0 388 137

India                                        Application No. 854/Del/92

Italy                                        Patent No. 0 388 137

Japan                                        Application No. 401754/90

Korea                                        Application No. 3506/1990

Malaysia                                     Application No. PI 9201716

Mexico                                       Patent No. 173,117

Mexico                                       Patent No. 177,859

Netherlands                                  Patent No. 0 388 137

Sweden                                       Patent No. 0 388 137

Taiwan                                       Patent No. UN-76031